Exhibit 99.1

News Announcement                                                                                                        For Immediate Release

NEXSTAR BROADCASTING NAMES
DENNIS A. MILLER TO BOARD OF DIRECTORS

- TVGN President, Accomplished Venture Capital Investor and Leading Entertainment, Digital Media/Technology Executive Brings Deep Industry Experience to New Role -

IRVING, Texas, January 27, 2014 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) today announced the appointment of Dennis A. Miller, 56, to its Board of Directors effective February 1, 2014.  Mr. Miller replaces Erik Brooks, Managing Partner of ABRY Partners, who retired from his position on the Board of Directors on January 16, 2014.  Mr. Miller will serve as a Class II Director and will stand for re-election at the 2015 annual meeting of shareholders and will also serve on the Board’s Compensation Committee.

For over 25 years Mr. Miller has served as executive and venture capital investor in numerous early-stage and established media, entertainment and technology companies.  Miller presently serves as the President of Operations for TV Guide Network (TVGN), a highly distributed entertainment network owned by CBS Corporation and Lionsgate.

From 2005 to 2011, Mr. Miller was a General Partner at Spark Capital, a venture capital firm that primarily invests in promising early stage internet and mobile technology companies. Spark Capital has invested in companies such as Twitter (TWTR), Tumblr (sold to Yahoo), OMGPOP (sold to Zynga), Square, 5min (sold to AOL), Next New Networks (sold to Google), CNET (sold to CBS), AdMeld (sold to Google) and AdapTV (sold to AOL).  Prior to joining Spark Capital, Miller served as Managing Director for Constellation Ventures, the venture arm of Bear Stearns. During his tenure, he led investments in CSTV (sold to CBS), TVONE (sold to Comcast and Radio One), Capital IQ (sold to McGraw Hill), and K12, which went public in 2007.

Before focusing on venture capital investing, Miller served as Executive Vice President of Lionsgate, a leading global entertainment company with motion picture, television, home entertainment and digital media operations which he joined in 1998. As one of the studio’s first executives, he helped lead the creation of Lionsgate’s Television Group. From 1995 until 1998, Miller was the Executive Vice President of Sony Pictures Entertainment, a global motion picture, television and entertainment production and distribution company. He was Executive Vice President of Turner Network Television from 1991 to 1995, during the cable channel’s early inception.
Miller began his career in the entertainment and tax department of the law firm of Manatt, Phelps, Rothenberg and Tunney.  He currently sits on the Board of Directors at Radio One and Global Eagle, both of which are publicly traded.

Perry Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented on the appointment, “Dennis is an accomplished, thoughtful leader with a deep understanding of the media, entertainment, broadcast and digital technology industries.  He brings this relevant industry knowledge to our board as well as a proven long-term record of identifying and investing in promising digital media and technology companies, many of which have emerged as leaders among consumers and enterprise users.”

Dennis A. Miller added, “This is an is exciting opportunity for me to join the Board of Directors of one of the nation’s leading and fastest growing television broadcast, digital media and local media companies. I look forward to sharing the experience and business relationships built over my career in the entertainment, media, and technology industries to offer sound business counsel to Nexstar’s Board.”

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 74 television stations and 13 related digital multicast signals reaching 44 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV and independent stations. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 108 television stations and related digital multicast signals reaching 56 markets or approximately 16.0% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Perry A. Sook	Joseph Jaffoni, Jennifer Neuman
Chairman, President and Chief Executive Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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